Exhibit (a)(1)(iii)

Notice of Withdrawal of Tender
Regarding Shares in Blue Owl Capital Corporation II
Tendered Pursuant to the Offer to Purchase
Dated March 6, 2026

By
Cox Capital Partners

The Offer and withdrawal rights will expire on April 24, 2026 and this Notice of Withdrawal must be received
by mail by Cox Capital Partners at the address below by 5:00 p.m.
Eastern Time, on April 24, 2026, unless the Offer is extended
Complete this Notice of Withdrawal and follow the transmittal instructions included herein.

IMPORTANT:    If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

CONTACT US
By Mail	By E-Mail
Cox Capital Partners	service@coxcp.com
1333 Race Street
Philadelphia, PA 19107	By Phone: 484-840-5281

You are responsible for confirming that this Notice is timely received by Cox Capital Partners for the Offer. To assure good delivery, the form must be submitted in the same manner as your assignment form. If you have questions about how you submitted your assignment form please contact us. If you hold your Shares in custody, you must submit your form to your custodian for approval through your assigned advisor. If you hold your Shares directly, you must obtain a Medallion Signature Guarantee and mail the notice directly to Cox Capital Partners. Please confirm our receipt of this Notice of Withdrawal. If you fail to confirm receipt of this Notice by Cox Capital Partners, there can be no assurance that your withdrawal was received by Cox Capital Partners.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in an Assignment Form.

Account #:

Investor Name(s):

Account Registration:

Investor Phone Number:

Investor Email Address:

Advisor Name:

Advisor Phone Number:

Advisor Email Address:

Please identify the number of Shares you are withdrawing:

☐       All Shares previously tendered

☐       Specific number of Shares _________________

☐       Specific dollar amount ($) ____________

The undersigned represents that the undersigned is the beneficial owner of the Shares in Blue Owl Capital Corporation II to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing Shareholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signatures must be guaranteed by a bank, savings association, credit union, member firm of a domestic stock exchange or the Financial Industry Regulatory Authority that is an eligible guarantor institution. A notary public is not an acceptable guarantor. The guarantee must be in the form of a Medallion Signature Guarantee.

Broker-controlled accounts, e.g., IRAs or any custodial account, must receive custodial approval. Please note that your custodian may also require the Medallion Signature Guarantee.

By executing this Notice of Withdrawal, the undersigned hereby withdraws the Shares previously identified for tender to Cox Capital Partners in connection with the Offer to Purchase the number of Shares indicated above.

Owner/Authorized Person Signature	Date	Co-Owner Signature	Date

Medallion Signature Guarantee (required)		Custodian Approval (for custodial accounts)

Signature Page to the Notice of Withdrawal of Tender